Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

MAY 14, 2008

PACWEST BANCORP ANNOUNCES COMPLETION OF REINCORPORATION AND DECLARATION OF CASH DIVIDEND

—First Community Bancorp officially reincorporated in Delaware as PacWest Bancorp—

—Shareholders elect slate of directors at Annual Meeting on May 13, 2008—

—Board of Directors declares a cash dividend of $0.32 per common share—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW), formerly known as First Community Bancorp, announced today that it has completed its reincorporation in Delaware effective May 14, 2008.  The Company reported that its slate of director nominees were all reelected as directors at the 2008 Annual Meeting of Shareholders of First Community Bancorp, held the previous day.

PacWest also announced that its Board of Directors has declared a cash dividend of $0.32 per common share payable on June 3, 2008, to shareholders of record at the close of business on May 27, 2008.

Matt Wagner, Chief Executive Officer of PacWest Bancorp, commented, “PacWest Bancorp, like its predecessor First Community Bancorp, remains focused on strong credit quality, cost control, and gathering low cost deposits, all of which result in positive cash earnings, a high net interest margin and healthy capital ratios.  We are pleased that our accumulated reserves and capital position allow us to reward our stockholders with a dividend despite the challenges of the current environment.”

Other than the change in name to PacWest Bancorp from First Community Bancorp, change in ticker symbol to PACW from FCBP, and change in corporate domicile, the reincorporation did not result in any change in the business, branch and office locations, management, assets, liabilities or net worth of the Company, nor did it result in any change in location of Company employees, including the Company’s management.

Additionally, shareholders are not required to exchange certificates of First Community Bancorp for new certificates of PacWest Bancorp.  The reincorporation did not alter any shareholder’s percentage ownership interest, or number of shares owned, in the Company.

ABOUT PACWEST BANCORP

PacWest Bancorp, formerly First Community Bancorp, is a bank holding company with $4.9 billion in assets as of March 31, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.